Ex-99(n)

The Lord Abbett Family of Funds

Amended and Restated Plan as of November 6, 20141

Pursuant to Rule 18f-3(d)

under the Investment Company Act of 1940

Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), requires that the Board of Directors or Trustees of an investment company desiring to offer multiple classes pursuant to the Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges. This document constitutes an amended and restated plan (the “Plan”) of each of the investment companies, or series thereof, listed on Schedule A attached hereto (each, a “Fund”). The Plan of any Fund is subject to amendment by action of the Board of Directors or Trustees (the “Board”) of such Fund and without the approval of shareholders of any class, to the extent permitted by law and by the governing documents of such Fund.

The Board, including a majority of the non-interested Board members, has determined that the following separate arrangement and expense allocation, and the related conversion features, if any, and exchange privileges, of each class of each Fund are in the best interest of each class of each Fund individually and each Fund as a whole.

1.	CLASS DESIGNATION.

Shares of all Funds except Lord Abbett Series Fund, Inc. shall be divided into Class A, Class B, Class C, Class F, Class P, Class R2, Class R3, Class R4, Class R5, Class R6 and Class I shares as indicated for each Fund on Schedule A attached hereto. In the case of the Lord Abbett Series Fund, Inc., shares of the Growth and Income Portfolio shall be divided into Variable Contract Class shares (Class VC shares) and Class P shares and shares of all other Portfolios shall be comprised of one class of shares as indicated on Schedule A, each of which shall also be known as Class VC shares of the respective Portfolio.

2.	SALES CHARGES AND DISTRIBUTION AND SERVICE FEES.

(a)        Initial Sales Charge. Class A shares will be traditional front-end sales charge shares, offered at their net asset value (“NAV”) plus a sales charge in the case of each Fund as described in such Fund’s prospectus as from time to time in effect.

Class B shares, Class C shares, Class F shares, Class P shares, Class R2 shares, Class R3 shares, Class R4 shares, Class R5 shares, Class R6 shares, Class I shares, and Class VC shares will be offered at their NAV without an initial sales charge.

(b)        Service and Distribution Fees. As to the shares of Class A, Class B, Class C, Class F, Class P, Class R2, Class R3, and Class R4, each Fund will pay service and/or

[1]	Originally adopted August 15, 1996 and previously Amended and Restated as of July 1, 2008 and June 6, 2013.

distribution fees under the Plan from time to time in effect adopted for such classes pursuant to Rule 12b-1 under the 1940 Act (the “Joint 12b-1 Plan”), at such rates as are set by its Board.

Pursuant to the Joint 12b-1 Plan as to the Class A shares, if effective, each Fund generally will pay distribution fees at an aggregate fee at the annual rate of 0.35%, 0.25%, or 0.20% of the average daily NAV of the Class A share accounts, as set by the Board, or such other rate as set by the Board from time to time. The Board has the authority to increase the total fees payable under the Joint 12b-1 Plan by a vote of the Board, including a majority of the independent members thereof, up to an aggregate fee at the annual rate of 0.50% of the average daily NAV of the Class A shares. The effective dates of the Joint 12b-1 Plan for the Class A shares are based on achievement by the Funds of specified total net assets for the Class A shares of such Funds.

Pursuant to the Joint 12b-1 Plan as to the Class B shares, if effective, each Fund generally will pay an aggregate fee at the annual rate of up to 1.00% of the average daily NAV of such shares then outstanding, or such other rate as set by the Board from time to time.

Pursuant to the Joint 12b-1 Plan as to the Class C shares, if effective, each Fund generally will pay an aggregate fee at an annual rate of up to 1.00% of the average daily NAV of such shares then outstanding, or such other rate as set by the Board from time to time.

Pursuant to the Joint 12b-1 Plan as to the Class F shares, if effective, each Fund generally will pay an aggregate fee at an annual rate of up to 0.10% of the average daily NAV of such shares then outstanding, or such other rate as set by the Board from time to time. The Board has the authority to increase the distribution fees payable under such 12b-1 Plan by a vote of the Board, including a majority of the independent members thereof, up to an aggregate fee at the annual rate of 1.00% of the average daily NAV of the Class F shares.

Pursuant to the Joint 12b-1 plan as to the Class P shares, if operational, each Fund generally will pay an aggregate fee at an annual rate of up to 0.45% of the average daily NAV of such shares then outstanding, or such other rate as set by the Board from time to time. The Board has the authority to increase the distribution fees payable under such 12b-1 Plan by a vote of the Board, including a majority of the independent members thereof, up to an annual rate of 0.75% of the average daily NAV of the Class P shares.

Pursuant to the Joint 12b-1 Plan as to the Class R2 shares, if effective, each Fund generally will pay an aggregate fee at an annual rate of up to 0.60% of the average daily NAV of such shares then outstanding, or such other rate as set by the Board from time to time. The Board has the authority to increase the distribution fees payable under such 12b-1 Plan by a vote of the Board, including a majority of the independent members thereof, up to an annual rate of 1.00% of the average daily NAV of the Class R2 shares.

Pursuant to the Joint 12b-1 Plan as to the Class R3 shares, if effective, each Fund generally will pay an aggregate fee at an annual rate of up to 0.50% of the average daily NAV of such shares then outstanding, or such other rate as set by the Board from time to time. The Board has the authority to increase the distribution fees payable under such 12b-1 Plan by a vote of the Board, including a majority of the independent members thereof, up to an annual rate of 1.00% of the average daily NAV of the Class R3 shares.

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Pursuant to the Joint 12b-1 Plan as to the Class R4 shares, if effective, each Fund generally will pay an aggregate fee at an annual rate of up to 0.25% of the average daily NAV of such shares then outstanding, or such other rate as set by the Board from time to time. The Board has the authority to increase the distribution fees payable under such 12b-1 Plan by a vote of the Board, including a majority of the independent members thereof, up to an annual rate of 0.50% of the average daily NAV of the Class R3 shares.

The Class VC shares do not have a Rule 12b-1 Plan. However, pursuant to a separate Services Agreement for the Class VC shares, each Fund generally will pay an aggregate fee at an annual rate of up to 0.25% of the average daily NAV of such shares then outstanding to certain insurance companies for the service and maintenance of shareholder accounts, or such other rate as set by the Board from time to time.

The Class R5 shares do not have a Rule 12b-1 Plan.

The Class R6 shares do not have a Rule 12b-1 Plan.

The Class I shares do not have a Rule 12b-1 Plan.

(c)        Contingent Deferred Sales Charges (“CDSC”). Subject to some waiver exceptions, Class A shares purchased in amounts of $1 million or more will be subject to a CDSC equal to 1.00% of the lower of the cost or the NAV of such shares if the shares are redeemed for cash on or before the first day of the month in which the one-year anniversary of the original purchase falls.

Class B shares will be subject to a CDSC ranging from 5.00% to 1.00% of the lower of the cost or the NAV of the shares, if the shares are redeemed for cash before the sixth anniversary of their purchase. The CDSC for the Class B shares may be waived for certain transactions. Class C shares will be subject to a CDSC equal to 1.00% of the lower of the cost or the NAV of the shares if the shares are redeemed for cash before the first anniversary of their purchase.

The Class F, Class P, Class R2, Class R3, Class R4, Class R5, Class R6 and Class I shares will not be subject to a CDSC.

3.	CLASS-SPECIFIC EXPENSES.

(a)        The following expenses shall be allocated, to the extent such expenses can reasonably be identified as relating to a particular class and consistent with Revenue Procedure 96-47, on a class-specific basis: (i) fees under the Joint 12b-1 Plan applicable to a specific class (net of any CDSC paid with respect to shares of such class and retained by the Fund) and any other costs relating to implementing or amending such Plan, including obtaining shareholder approval of such Plan or any amendment thereto; (ii) transfer and shareholder servicing agent fees and shareholder servicing costs identifiable as being attributable to the particular provisions of a specific class; (iii) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current share holders of a specific class; (iv) Securities and Exchange Commission registration fees incurred by a specific class; (v) Board fees or expenses identifiable as being attributable to a

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specific class; (vi) fees for outside accountants and related expenses relating solely to a specific class; (vii) litigation expenses and legal fees and expense relating solely to a specific class; (viii) expenses incurred in connection with shareholders meetings as a result of issues relating solely to a specific class and (ix) other expenses relating solely to a specific class, provided, that advisory fees and other expenses related to the management of a Fund’s assets (including custodial fees and tax-return preparation fees) shall be allocated to all shares of such Fund on the basis of NAV, regardless of whether they can be specifically attributed to a particular class. All common expenses shall be allocated to shares of each class at the same time they are allocated to the shares of all other classes. All such expenses incurred by a class of shares will be charged directly to the net assets of the particular class and thus will be borne on a pro rata basis by the outstanding shares of such class. For all Funds, with the exception of Series Fund, each Fund’s Blue Sky expenses will be treated as common expenses. In the case of Series Fund, Blue Sky expenses will be allocated entirely to Class P, as the Class VC of Series Fund has no Blue Sky expenses.

(b)        Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. For each of the class-specific expenses listed above, the General Counsel and Chief Financial Officer, or their respective designees, shall determine, subject to Board approval or ratification, which such categories of expenses will be treated as class-specific expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”), or any private letter ruling with respect to the Funds issued by the Internal Revenue Service.

(1)        Expenses in category (3)(a)(i) above must be allocated to the class for which such expenses are incurred.

(2)        With respect to all other approved class-specific expenses, including, with respect to Class R6 shares, certain omnibus account fees and infrastructure fees (as set forth under the Amended and Restated Schedule F to the Agency Agreement), the total amount of such class-specific expenses shall be allocated to each of the other separate classes of shares based on the relative net assets of those classes.

(3)        For each Fund’s Class R6 shares, the total amount of class-specific expenses (other than certain omnibus account fees and infrastructure fees as set forth above) incurred by such class will be directly allocated to that class.

(4)        In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a class-specific expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among all of the Fund’s classes of shares, as may be appropriate. However, any additional class-specific expenses not specifically identified above, which are subsequently identified and determined to be properly allocated to one class of shares, shall not be so allocated until approved by the Board, as appropriate, in light of the requirements of the 1940 Act and the Code.

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4.	INCOME AND EXPENSE ALLOCATIONS.

Income, realized and unrealized capital gains and losses and expenses not allocated to a class as provided above shall be allocated to each class on the basis of the net assets of that class in relation to the net assets of the Fund, except that, in the case of each daily dividend Fund, income and expenses shall be allocated on the basis of relative net assets (settled shares).

5.	DIVIDENDS AND DISTRIBUTIONS.

Dividends and distributions paid by a Fund on each class of its shares, to the extent paid, will be calculated in the same manner, will be paid at the same time, and will be in the same amount, except that the amount of the dividends declared and paid by a particular class may be different from that paid by another class because of expenses borne exclusively by that class.

6.	NET ASSET VALUES.

The NAV of each share of a class of a Fund shall be determined in accordance with the Articles of Incorporation or Declaration of Trust of such Fund with appropriate adjustments to reflect the allocations of expenses, income and realized and unrealized capital gains and losses of such Fund between or among its classes as provided above.

7.	CONVERSION FEATURES.

(a)        Class B Share Conversions. The Class B shares will automatically convert to Class A shares 8 years after the date of purchase. Such conversion will occur at the relative NAV per share of each Class without the imposition of any sales charge, fee or other charge. When Class B shares convert, any other Class B shares that were acquired by the shareholder by the reinvestment of dividends and distributions will also convert to Class A shares on a pro rata basis. The conversion of Class B shares to Class A shares after 8 years is subject to the continuing availability of a private letter ruling from the Internal Revenue Service or an opinion of counsel to the effect that the conversion does not constitute a taxable event for the Class B shareholder under Federal income tax law. If such a revenue ruling or opinion is no longer available, the automatic conversion feature may be suspended, in which event no further conversions of Class B shares would occur while such suspension remained in effect.

(b)        Share Class Conversions for Fee-Based Advisory Programs. At the request of a financial intermediary firm sponsoring a fee-based advisory program, shares of a Fund may be converted into shares of the another class of the same Fund, without the imposition of any sales charge, fee or other charge, under the following circumstances:

(1)        Participation in a Fee-Based Advisory Program. Any class of shares, other than Class B shares, may be converted into Class F shares or Class I shares (if the shareholder is eligible to purchase Class I shares), provided that: (i) the shares are not subject to any sales charge, including a CDSC; and (ii) such conversion is necessary to facilitate the shareholder’s participation in a fee-based program sponsored by the financial intermediary that is the broker of record on the shareholder’s account that holds the shares to be converted.

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(2)        Removal from a Fee-Based Advisory Program. Any class of shares, other than Class B shares, may be converted to Class A shares, provided that the conversion is in connection with a shareholder currently participating in a fee-based program sponsored by a financial intermediary and the shareholder owns (directly or beneficially) Class F or P shares that were acquired as part of the fee-based program, provided that: (i) the shareholder wishes to cease participating in the fee-based program; (ii) the shares are not subject to any sales charge, including CDSC; and (iii) the financial intermediary sponsoring the fee-based program (from which the shareholder is ceasing to participate) is the broker of record on the shareholder’s brokerage account that will hold the Class A shares after the conversion.

(c)        Other Share Class Conversions. At the request of a financial intermediary firm, shares of a Fund may be converted into shares of the another class of the same Fund, provided that: (i) the shares are not subject to any sales charge, including a CDSC; (ii) such conversion is necessary to facilitate shareholders investing through the financial intermediary to hold a single class of shares; and (iii) the shareholders hold one or more classes of shares that (y) are no longer eligible for purchase by the shareholders or (z) are not as advantageous for the shareholders to purchase. This subsection 7(c) shall not apply to any conversions between Class A, Class B, or Class C shares.

(d)        Subject to amendment by the Board, none of the other classes of shares shall be subject to any automatic conversion feature.

8.	EXCHANGE PRIVILEGES.

Except as set forth in a Fund’s prospectus as from time to time in effect, shares of any class of such Fund may be exchanged, at the holder’s option, for shares of the same class of another Fund, or other Lord Abbett-sponsored fund or series thereof, without the imposition of any sales charge, fee or other charge. In addition, shares of Classes F, P, R2, and R3 may be exchanged for Class A shares, but such an exchange will be subject to the imposition of a sales charge to the same extent as any purchase of Class A shares for cash.

* * *

This Plan is qualified by and subject to the terms of the then current prospectus for the applicable Fund; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms contained herein. The prospectus for each Fund contains additional information about that Fund’s classes and its multiple-class structure.

This Plan has been adopted for each Fund with the approval of, and all material amendments thereto must be approved by, a majority of the members of the Board of such Fund, including a majority of the Board members who are not interested persons of the Fund.

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SCHEDULE A

As of November 6, 20142

The Lord Abbett Family of Funds

FUNDS	CLASSES

Lord Abbett Affiliated Fund, Inc.	A, B, C, F, I, P, R2, R3, R4, R5, R6

Lord Abbett Bond-Debenture Fund, Inc.	A, B, C, F, I, P, R2, R3, R4, R5, R6

Lord Abbett Developing Growth Fund, Inc.	A, B, C, F, I, P, R2, R3, R4, R5, R6

Lord Abbett Equity Trust
Lord Abbett Calibrated Large Cap Value Fund	A, C, F, I, R2, R3, R4, R5, R6
Lord Abbett Calibrated Mid Cap Value Fund	A, C, F, I, R2, R3, R4, R5, R6

Lord Abbett Global Fund, Inc.
Lord Abbett Emerging Markets Corporate Debt Fund	A, C, F, I, R2, R3, R4, R5, R6
Lord Abbett Emerging Markets Currency Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Emerging Markets Local Bond Fund	A, C, F, I, R2, R3, R4, R5, R6
Lord Abbett Multi-Asset Global Opportunity Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6

Lord Abbett Investment Trust
Lord Abbett Convertible Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Core Fixed Income Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Diversified Equity Strategy Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Floating Rate Fund	A, B, C, F, I, R2, R3, R4, R5, R6
Lord Abbett High Yield Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Income Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Inflation Focused Fund	A, C, F, I, R2, R3, R4, R5, R6
Lord Abbett Multi-Asset Balanced Opportunity Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Multi-Asset Growth Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Multi-Asset Income Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Short Duration Income Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Total Return Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6

Lord Abbett Mid Cap Stock Fund, Inc.	A, B, C, F, I, P, R2, R3, R4, R5, R6

2         As amended to reflect the addition of Class R4, R5, and R6 shares: (1) effective November 6, 2014, to Lord Abbett Equity Trust, Lord Abbett Investment Trust, and Lord Abbett Securities Trust (except Lord Abbett Micro-Cap Growth Fund and Lord Abbett Micro-Cap Value Fund); and (2) effective November 12, 2014, to Lord Abbett Affiliated Fund, Inc., Lord Abbett Bond-Debenture Fund, Inc., Lord Abbett Developing Growth Fund Inc., Lord Abbett Global Fund, Inc., Lord Abbett Mid Cap Stock Fund, Inc., and Lord Abbett Research Fund, Inc.

A-1

Lord Abbett Municipal Income Fund, Inc.
Lord Abbett AMT Free Municipal Bond Fund	A, C, F, I
Lord Abbett California Tax-Free Income Fund	A, C, F, I, P
Lord Abbett High Yield Municipal Bond Fund	A, B, C, F, I, P
Lord Abbett Intermediate Tax Free Fund	A, B, C, F, I, P
Lord Abbett National Tax-Free Income Fund	A, B, C, F, I, P
Lord Abbett New Jersey Tax-Free Income Fund	A, F, I, P
Lord Abbett New York Tax-Free Income Fund	A, C, F, I, P
Lord Abbett Short Duration Tax Free Fund	A, B, C, F, I

Lord Abbett Research Fund, Inc.
Lord Abbett Calibrated Dividend Growth Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Growth Opportunities Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Small-Cap Value Series	A, B, C, F, I, P, R2, R3, R4, R5, R6

Lord Abbett Securities Trust
Lord Abbett Alpha Strategy Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Fundamental Equity Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Growth Leaders Fund	A, B, C, F, I, R2, R3, R4, R5, R6
Lord Abbett International Core Equity Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett International Dividend Income Fund	A, B, C, F, I, R2, R3, R4, R5, R6
Lord Abbett International Opportunities Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6
Lord Abbett Micro-Cap Growth Fund	A, I
Lord Abbett Micro-Cap Value Fund	A, I
Lord Abbett Value Opportunities Fund	A, B, C, F, I, P, R2, R3, R4, R5, R6

Lord Abbett Series Fund, Inc.
Bond-Debenture Portfolio	VC
Calibrated Dividend Growth Portfolio	VC
Classic Stock Portfolio	VC
Developing Growth Portfolio	VC
Fundamental Equity Portfolio	VC
Growth and Income Portfolio	VC, P
Growth Opportunities Portfolio	VC
International Core Equity Portfolio	VC
International Opportunities Portfolio	VC
Mid Cap Stock Portfolio	VC
Short Duration Income Portfolio	VC
Total Return Portfolio	VC
Value Opportunities Portfolio	VC

Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc.	A, B, C, I
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